SARNA & COMPANY

Certified
Public
Accountants

310	Westlake	805
N. Westlake	Village	371-8900
Boulevard	California	Fax 805
Suite 270	91362	379-0140

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference of our report dated August 13, 2003 on the consolidated balance sheets of Greenlite Ventures Inc. (“the Company”) as of March 31, 2003 and 2002 and the statements of operations and accumulated deficit, statement of changes in stockholders’ equity and statement of cash flows for the years ended March 31, 2003 and 2002 in the Company’s Registration Statement on Form SB-2 dated March 4, 2004 to be filed with the United States Securities and Exchange Commission.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

“Sarna & Company”

Sarna & Company
Certified Public Accountants
Westlake Village, California
March 4, 2004